SCHEDULE 14A

Consent Statement Pursuant to Section 14(a) of the

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☐	Definitive Consent Statement

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☒	Soliciting Material Pursuant to § 240.14a-12

Health Management Associates, Inc.

(Name of Registrant as Specified In Its Charter)

Glenview Capital Partners, L.P.

Glenview Capital Master Fund, Ltd.

Glenview Institutional Partners, L.P.

Glenview Offshore Opportunity Master Fund, Ltd.

Glenview Capital Opportunity Fund, L.P.

Glenview Capital Management, LLC

Larry Robbins

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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On June 25, 2013, Glenview Capital Management, LLC issued a press release relating to Health Management Associates, Inc. attaching a letter to stockholders. A copy of the letter is filed herewith as Exhibit 1.

Exhibit 1

June 25, 2013

Fellow HMA Shareholders:

Our firm, Glenview Capital Management (“Glenview”), has been a shareholder of Health Management Associates, Inc. (“HMA” or the “Company”) for more than two years, and presently we own 14.6% of the Company. This morning we set in motion a democratic process by which, pending finalization of our documentation after filing with the Securities and Exchange Commission (“SEC”), we as shareholders will be presented with an option to remove and replace the sitting Board of Directors of HMA with eight highly qualified, independent, newly elected directors (collectively, the “Fresh Alternative”) to lead our Company forward.

We believe this decision is important and is worthy of your time, full consideration and complete study, and in support of that our disclosure is extensive. The background and rationale for this extraordinary step are set forth in great detail in the body of this letter. Further supporting information presented in the form of a slide presentation that will be filed with the SEC and is available, along with other supporting documents, on the public website www.revitalizehma.com. However, in respect of your time this morning we offer the following executive summary:

In our role as “suggestivists”, constructive shareholders that often suggest to Management and occasionally to Boards ways to improve value for all shareholders, we are bringing our suggestions directly to you, our fellow owners of HMA:

a)	It is widely recognized by publishing analysts, financial press and professional investors that there is significant room for improvement at HMA. For over a decade, despite the best efforts of well-intentioned individuals at the Company, HMA has fallen short in their financial returns delivered to shareholders, their financial management and focus, our shared aspirational goals on regulatory compliance and the pursuit of a stable and effective leadership team. Culturally, we believe that an overemphasis on aggregate growth at the expense of per share value creation and optimal return on capital has led to a substandard strategic and financial approach.

b)	As an alternative, we are setting forth a path that we believe creates the strongest future for HMA’s patients, employees and investors while minimizing the risk to each vital constituency. We suggest HMA shareholders consent to fully reconstitute the Board with the eight highly qualified nominees proposed herein. During a management transition period the new Board should consider retaining a senior team from Alvarez & Marsal who has confirmed to us its availability to serve immediately as interim management for an initial period of stabilization, review and improvement at the discretion of the new Board.

c)	The nominees of the Fresh Alternative offer a strong blend of directly relevant skills (all nominees are counted more than once in the following tally):

i)	All eight directors have healthcare provider / facilities experience;

ii)	A majority of the nominees have served in a capacity as CEO, CFO or COO of meaningfully sized enterprises;

iii)	Half of the nominees have strong corporate finance backgrounds;

iv)	Two nominees bring specialized legal and regulatory experience while two others bring specific experience in turnaround situations;

v)	Three nominees bring skills and experience in human resources and managed care areas;

vi)	The nominees include both long-term business builders and operators as well as leaders who have sold or combined businesses in strategic or financial transactions; and

vii)	Consistent with the desire to constitute a fresh, independent board, there are no current or former Glenview employees offered as nominees.

d)	We believe that our shared investment in HMA is best served with a Board who has the capabilities, vision, tenacity and spirit to build a strong independent HMA and resolve legacy regulatory issues while concurrently being open to all avenues of shareholder value creation, including strong capital allocation and the rigorous evaluation of all strategic alternatives.

We urge HMA shareholders to read the complete materials carefully along with any information offered by the sitting HMA Board so that each shareholder can make a well informed decision in this democratic process. For important information on how to vote your shares at the appropriate time, please refer to the information on the Revitalize HMA website www.revitalizehma.com and the definitive consent statement when available.

We will now review the situation and our thought process in greater detail.

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Glenview is an investment manager in its thirteenth year of operation, managing more than $6 billion across two families of investment funds. Our investment in hospitals, which totals approximately $2.0 billion across five major US hospital chains, reflect our affinity for the long-term growth and stability of the business, our recognition of the growth opportunities available through the period of implementation of expanded insurance coverage, our belief in the structural competitive advantages of for-profit hospital chains, and our excitement about the opportunities for reinvestment of the industry’s strong cash flows and growing debt capacity as profitability builds through time. As such, our initial investment in HMA began in early 2011 and we became greater than 5% shareholders in the Company more than one year ago.

Our long-term focus in HMA is not unique to our history but rather is deeply ingrained in our culture. Over the years, we and our investors have been privileged to invest in a number of strong, secularly growing companies run by strong management teams in conjunction with effective and constructive Boards of Directors who have been wonderful stewards of the assets in which they have been entrusted to lead by the owners of the Company: public shareholders. In such cases, we have been able to substantially invest in the shares of Express Scripts over a 10 year holding period, McKesson and ThermoFisher Scientific (and its predecessors) for eight and nine years, respectively, Cigna, Life Technologies (and its predecessors), Pentair (and its predecessors), Aon, American Tower, Crown Castle and others over a five year holding period. In fact, we have held over 90 investments for longer than our current tenure of HMA, solidifying our credentials as long-term shareholders rather than transitory opportunists. We have found the combination of a strong industry, a strong business, a strong management team, an effective Board and long-term shareholders to be the “Dream Team” of shareholder value creation.

Throughout the years, we have come across situations where we believe the industry and business are each attractive but that the management team, strategic direction or long-term capital allocation plan are suboptimal. In such cases, we attempt to use our conversations with management as a two-way constructive dialogue, where we not only gain from the benefits of their insights regarding the industry and long-term risks and opportunities but where we may also share our views on issues where we may have a particular expertise, particularly in the areas of capital allocation, long-term financing, shareholder communications and strategic alternatives. We do not expect nor demand perfection out of any management team or Board, nor are we ourselves able to deliver perfection to our own investors. However, we have found that organizations that are truly open-minded and learn from both prior mistakes and the experiences of others with similar challenges and opportunities become the most effective organizations for their business mission, their customer base, their employees and their shareholders.

Oftentimes in such situations, there has been a strong willingness of management and the Board, in whole or in part, to genuinely pursue all constructive suggestions to analyze their merits, and when the benefits are clear to act upon them in a decisive fashion. We believe this strong willingness to engage in healthy and constructive debate results from an alignment of interests between shareholders, management and Board members and the strong passion members of the company have to delight not only their customers but their owners and capital providers over time. In other situations, the Board may be more passionate and capable than the sitting management team, in which case one sees a Board-led initiative down one of two paths:

a)	To explore alternatives to deliver a strong industrial and competitive position and wonderful collection of assets to a strategic acquirer with a sitting management team who may not only optimize the value of those assets independently but then may add to the economic value through cost and revenue synergies and deliver a portion of that synergy value to selling shareholders; or

b)	In the absence of such an alternative, to go about the business of strengthening and rebuilding a management team that is aligned with shareholders’ interests.

The most complex situations, and those that carry with them both greater risks and greater opportunities, are those in which the Board has been unable, unwilling, or ineffective at establishing a strong senior management team over the medium term, which can lead to suboptimal operating performance, a lack of strategic vision, a higher cost of capital, higher regulatory and compliance risk and lower shareholder returns. As the true owners of the business, shareholders can improve the composition of a Board, but such transitions can be costly, awkward and potentially disruptive to the business.

Our culture at Glenview is to analyze the facts in front of us, and to try to remove emotion or bias from the equation. In Hollywood terms, we are more Mr. Spock than William Wallace. We were not born to lead fights, but we are simply programmed to follow the logic trail and act accordingly. Factually speaking, HMA fits the small category of companies with a strong industry and assets, a willing long-term shareholder base and a deficiency at both the Board and management level. The facts supporting these conclusions are as follows:

a)	HMA completed a lost decade through 2012, generating a compound annual return for shareholders of less than 1% and underperforming its peers over the past 1, 3, 5 and 10 year periods.

b)	HMA’s ability to properly forecast and deliver upon management’s business plan is well below average in the industry, and financial leadership has failed to establish investor credibility over time. This manifests itself with a substandard capital allocation plan.

c)	The backbone of any hospital company must be the quality of care and the integrity or relationships with patients and payors. Unfortunately, HMA struggles under the weight of two unresolved Department of Justice investigations and one SEC investigation.

d)

The misalignment of Board and shareholder priorities has led to the misapplication and poor construction of management incentives, a myopic focus on acquisitions to the exclusion of higher returning share repurchase alternatives, and a failure to attract strong stable senior management. With the CEO’s recent resignation, HMA will be searching for its 5th CEO in 13 years under a largely consistent Board.

e)	Finally, the Board appears to be insular and does not appear to have a path towards continuous improvement and growth. Any such program offered now would be highly reactionary and in our opinion would fall short of the reasonable expectations owners have for their Directors.

A more comprehensive presentation of the historical shortcomings of HMA’s leadership is set forth in the slide presentation we have prepared which walks through, in sometimes excruciating detail, the issues that give rise to our observations herein. While rational people may disagree about any one element or one interpretation of these issues, we believe that a plurality of long-term investors will find that this supporting information is both factual and representative of their own observations of the Company throughout time.

Naturally we began our conversations with senior management more than two years ago, immediately prior to and concurrent with our investment in HMA. Following more than 18 months of conversations with management regarding key strategic, operating and capital allocation initiatives, there was no evidence that management was either willing to, or were in a position to, be open minded or intellectually honest in their analysis. As many of these issues were Board level issues, and with a management team unreceptive to constructive discussion, we engaged the Chairman and Lead Independent Director of HMA in both verbal and written discussions over the past six months. HMA’s Chairman and Lead Director have told us that they have shared the content of our conversations and written communications with the full Board. During our conversations with the Board, we have requested a face to face meeting with the Chairman and Lead Director which has yet to occur. We offered to communicate our views on the Company to the full Board in person which has also yet to occur.

It is not the responsibility of a significant shareholder to perpetually defer to the Board and management. It is the responsibility of a significant shareholder to approach a situation with an open mind, analytical integrity, polite and respectful communication and a respect for the reasonable time and resource constraints of the Board and management. We have met every responsibility in our holdings in HMA and in all of our holdings over the past 13 years, and our inability to find common ground to assist HMA in finding a constructive path forward have left us with the following decision path.

Decision point #1 – Flight or Fight

Unfortunately, when a Board refuses to engage in a constructive dialogue, continues upon a path that has dissipated shareholder value and increased the risk profile of the firm and through a long history of inflexibility and underperformance has failed to live up to their responsibility to public shareholders, a company’s owners are left with two suboptimal choices:

a)	Sell your shares and abandon the opportunity set offered by a strong industry and strong collection of assets that you own at a discount price; or

b)	Take action to improve the Board and management to unlock the full potential of your investment.

While choice A seems horrible, choice B is not without risks. While there is no doubt that in the long-term a strong management team and Board will protect and build value for shareholders, the interim transition period of achieving such an outcome can be long and disjointed, leaving some critical business, compliance and financial issues unmonitored. As the largest shareholder of HMA, we have the most to lose in such a risky transition, and therefore have the most incentive to seek a solution that offered all of the long-term rewards of improved governance and oversight while significantly diminishing transitory execution risk.

Decision point #2 — Gradual change or complete overhaul?

In order to improve the effectiveness of both management and the Board, one must consider whether this can be done in a piecemeal fashion, or whether it is advisable to pursue a complete turnover of the Board in a manner that provides management capabilities and continuity. We believe the breadth of change that is appropriate at the Board level is directly proportional to the breadth of challenges and the duration of ineffective Board stewardship. After reviewing the specific facts of HMA’s Board, we believe that a complete overhaul of the Board is not only the most appropriate and most effective course of action but also is the lowest risk alternative for the following reasons:

a)	The breadth of the challenges is enormous at HMA. There are deficiencies in management quality and retention, regulatory and compliance, financial planning and analysis, capital allocation, strategic planning and direction and in governance. These areas of strengthening are too large for any one or two directors to tackle alone, and the areas of expertise required require a large number of Board members with a myriad of talents and experiences.

b)	The duration of these challenges is long, and the response has been de minimis, ineffective or non-existent. The vast majority of the board members at HMA have continuously presided over these challenges for an extended period of time without taking action.

c)	The present board appears insular and stale. While we are respectful of the value of long-term directorship in Companies with proven track records of long-term achievement, we believe the average tenure of 17 years amongst HMA directors is indicative of an organization resistant to change. Furthermore, industry observers have noted that the strong, insular culture of the Board is limiting the available pool of qualified, strong leadership candidates to move HMA forward.

d)	Time is of the essence. HMA is facing a significant number of important decisions currently and a divided Board would risk unhealthy conflict and unnecessary delay. These important decisions include multiple regulatory and compliance investigations by government authorities, an active CEO search, a review of strategic alternatives for the Company, the need to establish contractual frameworks for reimbursement under newly formed statewide health insurance exchanges which will be introduced to consumers in October and critical decisions that balance cost savings with long-term investments to position HMA for future growth and healthy profitability.

e)	Finally, and importantly, as we reached out to industry leaders who would consider serving on HMA’s board, it became very clear that the highest quality Board candidates were in much greater supply if it was ensured that any new HMA Board would consist of a clean slate of constructive and collegial members and would be free from a significant cultural rift or awkward transition process. Simply stated, you cannot attract the best leaders without giving them the full power to lead.

Decision point #3 – Change Management or Sell the Company

Concurrently with a discussion of Board composition, we know that investors, the publishing research community and the financial press have been asking the question of whether it is best to sell the company or to change management and build long-term independent value. Our answer may surprise you: we don’t know.

In our communications with the Company we have not asked HMA to definitively sell themselves to the highest bidder, nor have we recommended that they ignore such possibilities. Rather, we have suggested that the Company conduct a rigorous and unbiased process to explore all avenues of shareholder value creation including improved capital allocation as well as an evaluation of a sale to potential strategic acquirers.

In our opinion, such a review cannot be prejudged by us or any individual shareholder, but rather is best established and executed by highly qualified independent directors. Despite the announcement that the Board has retained Morgan Stanley as a financial advisor, we believe an expeditious change to the Board is prudent for the following reasons:

a)	Any thorough review seeks to assess the long-term value of the independent company and to identify the alternatives for unlocking value. Of course, the independent, long-term value of the Company is directly proportional to the quality of the Board and management, and strategies and capital allocation policies they adopt. For all of the reasons cited above, we strongly believe this value is maximized only through a fresh Board of Directors.

b)	Given HMA’s history and culture, it is difficult to have confidence in the current Board conducting an unbiased analysis of strategic alternatives. According to press reports, six years ago HMA paid a substantial special dividend in order to avoid engaging with interested private equity firms who may have been interested in acquiring the Company. Additionally, as HMA’s history has only been of acquisition, it is possible that they could seek to acquire both scale and management talent through an acquisition of another company rather than a sale of itself, perhaps weighting self-preservation above a rigorous analysis of risk adjusted returns to owners.

c)	Without the credible alternative of a strong independent Company, potential strategic parties interested in an acquisition of HMA may feel empowered to offer lower prices for HMA, knowing that the Company is a “distressed seller”. We believe the strategic and financial logic of an acquisition of HMA by a larger hospital chain is compelling, and that such an alternative has the capacity to offer HMA shareholders significant value should buyers be willing to appropriately share the benefits of such a combination through full and fair consideration. As it remains unclear if any strategic is truly committed to bidding for HMA, or at what price such commitment exists, it would be irresponsible to simply hope for the best without taking proactive action to build value in all circumstances.

d)	Several industry participants have indicated that they are only interested in friendly mergers or acquisitions, and by pattern and practice as well as in descriptions from the press and publishing financial analysts, HMA’s Board and its Chairman have been unwelcoming of and unfriendly towards any suggestions that HMA sell itself. A highly qualified reconstituted board ensures that any sale process would be professional and cooperative and therefore likely to surface maximum value should such value be attainable through strategic combination.

e)	Any strategic combination of large hospital chains is likely to involve a protracted regulatory review. During such time, HMA will be dealing with the critical issues of regulatory compliance, exchange pricing, information technology investments and competitive positioning through the implementation of coverage expansion under the Patient Protection and Affordable Care Act. Such issues demand the oversight of a highly qualified and high functioning Board under any circumstances, including during an interim period of regulatory review prior to a business combination. We believe potential strategic buyers should value such an enhancement and would therefore likely reflect that in their bid for the Company should one materialize.

We believe that a new, highly qualified, independent Board offers multiple clear paths to maximize value for HMA and that each should be pursued with intellectual honesty and analytical rigor, free from bias.

Decision point #4 Elements of a Successful Transition

We asked ourselves a simple question: how would we feel if another shareholder presented to all of us a comprehensive solution, and what elements would be necessary to ensure such a solution was in fact comprehensive? While the answer to the first part is easy (we’d be ecstatic!) the elements of a comprehensive solution are as follows:

a)	Assemble a blue-chip Board with the following skills:

i)	Strong health care industry experience;

ii)	Regulatory and policy expertise;

iii)	Legal and compliance expertise to ensure the sacred trust between patients, providers and payors;

iv)	Sophisticated financial reporting experience and proven capital allocation effectiveness;

v)	Deep understanding of shareholder interests with strong investment expertise;

vi)	Proven ability to work in a collective and collegial atmosphere to advance the Company’s objectives; and

vii)	Proven track record in human resource management, team building and similar transitional or transformational roles.

b)	Assemble, immediately, a strong management team with CEO, CFO and legal capabilities should they prove necessary.

c)	An alignment of shareholder, Board and management interests that will inevitably lead to methodical and well organized review of strategic alternatives to determine the optimal capital structure, capital allocation plan and to compare the long-term risk adjusted value of independence with any and all offers for strategic combination by credible third parties who may build upon the strong present capabilities of HMA.

We present this wish list as the only option, rather than offering an alternative, because in both being and thinking like an owner, such a wish list is the necessary threshold that needs to be met for a complete overhaul to be feasible and advisable. Cutting any corners in this approach we believe would be inherently risky and lead to suboptimal long-term outcomes. Simply put, there is no choice but for shareholders to expect and assemble a complete and thorough human capital solution to infuse analytical rigor, fresh perspective and enthusiasm into a program to unleash the full potential of HMA.

The concept of “Primum non nocere”, or “First, do no harm” is not only applicable to physicians and emergency personnel but also is instructive to us in our approach in HMA. As a large and important hospital operator in the U.S., we recognize the vital role that the Company plays in delivering critical healthcare services to more than one million patients each year. We also recognize that the employees and associates of HMA are engaged in literally life-saving work and must have an ability to maintain focus, quality and continuity of care through any corporate transition that occurs in a boardroom or headquarters office. It is with this overriding principle that we first do no harm that we have sought to fully identify and assemble a Board with broad skills, deep experience and the ability to immediately assume the oversight duties required in this situation, and that concurrently we have identified ready, willing and able management talent with proven track records of success through crisis situations within health care delivery providers. The risk to patients, associates, payors, bondholders and shareholders alike is minimized through an expeditious process and transition, which is why shareholders must act urgently to support such a plan forward.

In order to provide a new HMA Board with the resources and capabilities to manage the Company immediately upon assumption of duties, we have confirmed the availability of Alvarez & Marsal, a firm specializing in change management and with deep and successful healthcare experience, to serve in the capacity of interim management and to assist the Board in a thorough review of the current challenges and opportunities facing the company from an operational, financial, compliance and strategic perspective. Based upon our diligence and discussions with the senior professionals at Alvarez & Marsal, we believe they are highly qualified, would add significant stability to the Company, provide transparency and insight to the Board and be very well received by investors.

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It is with great pride that we present the following nominees for your consideration as the Fresh Alternative to Revitalize HMA, along with abbreviated biographical information for your review.

•	Mary Taylor Behrens

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Extensive healthcare finance experience: served as Head or Co-Head of Merrill Lynch Investment Managers, Americas region; served as Head of Human Resources and as a member of executive committee at Merrill Lynch & Co.; served as Managing Director of healthcare investment banking of Merrill Lynch & Co.; currently serves as President of Newfane Advisors, a private consulting firm she founded in 2004

•	Extensive knowledge and experience in executive compensation, human resources, strategic planning, succession planning and financial transactions in the healthcare industry

•	Steven Epstein

•	Extensive healthcare legal experience: Founder and name partner of Epstein Becker & Green, a leading law firm in health care law which he founded in 1973

•	With over 35 years of experience in healthcare law, provides a wide range of health care organizations with strategic legal guidance

•	Kirk Gorman

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Executive hospital experience: Executive Vice President and Chief Financial Officer of Philadelphia’s Jefferson Health System since September 2003; Senior Vice President and Chief Financial Officer of Universal Health Services and President and Chief Financial Officer of Universal Health Realty Income Trust from April 1987 to March 2003

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Extensive knowledge, experience and track record of hospital operations, integrating hospital acquisitions, and executive hospital leadership. Extensive experience in mergers and acquisitions, corporate finance, and corporate governance

•	Stephen Guillard

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Executive healthcare facilities experience: Executive Vice President of HCR ManorCare from June 2005 and Chief Operating Officer from January 2007 to his retirement in December 2011; Chief Executive Officer of Harborside Healthcare from March 1996 to June 2005 and Chief Executive Officer of its predecessor companies since May 1998; Co-Founder, President and Chief Executive Officer of Diversified Health Services, a skilled nursing operator

•	Diverse executive leadership in post-acute care facilities, successful operational track-record, and experienced in mergers and acquisitions

•	Earl Holland

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Executive hospital experience: Served as Vice Chairman, Chief Operating Officer and various other roles for HMA from 1981 until his retirement in 2001. From 1973 to 1981, he served as the Regional Financial Coordinator for twelve hospitals and the Chief Executive Officer of a two hundred and fifty bed hospital in Virginia Beach, VA and a four hundred bed hospital in Overland Park, KS for Humana, Inc.

•	Extensive knowledge, experience and track record of hospital operations, integrating hospital acquisitions, and executive hospital leadership

•	John McCarty

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Executive healthcare services experience: Chief Financial Officer of LabOne (acquired by Quest Diagnostics in October 2005) from April 2000 to March 2005; Senior Vice President and Chief Financial Officer of eai Healthcare Staffing Solutions (acquired by Rehab Care) from January 1999 to December 1999; Chief Financial Officer of United Dental Care from November 1997 to November 1998; Chief Financial Officer of NovaMed Eyecare Management from May 1996 to October 1997. Assistant Vice President of Corporate Finance and Vice President of Columbia Capital Corporation for Columbia HCA prior to 1996, responsible for over $7 billion in financing

•	Strong business and financial knowledge, experience in turnaround situations, and diverse financial leadership in the healthcare industry

•	Steven Shulman

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Executive healthcare services experience: Chairman and Chief Executive Officer of Magellan Health Services from 2002 to 2008; Chairman, President and Chief Executive Officer of Prudential Healthcare from 1997 to 1999; has served in leadership positions at CIGNA from 1983 to 1987 and Kaiser Permanente from 1973 to 1983; currently serves as a Senior Advisor with Water Street Healthcare Partners, a private equity firm. Co-founder of Value Health, Inc., a managed care company

•

Extensive turnaround experience in the healthcare industry: spearheaded Magellan Health Services’ turnaround and restructuring from bankruptcy and Prudential Healthcare’s turnaround and successful sale to Aetna

•	Peter Urbanowicz

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Extensive healthcare regulatory and legal experience: Managing Director at Alvarez & Marsal’s Healthcare Industry Group since May 2008, where he leads the firm’s healthcare compliance practice; served as Executive Vice President, General Counsel and Secretary of Tenet Healthcare from January 2004 to March 2008 and Deputy General Counsel of the U.S. Department of Health and Human Services (HHS) from October 2001 to December 2003. During his tenure at Tenet, was successful in resolving major federal criminal investigations and civil lawsuits facing the company. During his tenure at HHS, was a member of the team that drafted the Medicare Prescription Drug Act of 2003

•	Expertise in regulatory, compliance, financial and operating issues facing the healthcare industry and regularly advises boards of directors, senior management, and investors/lenders

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Together, we are the owners of HMA. We believe in the industry, the Company, the people of HMA and the strength of its assets. We hope that you join us in the democratic process to Revitalize HMA.

Respectfully yours,

Glenview Capital Management

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GLENVIEW CAPITAL PARTNERS, L.P., GLENVIEW CAPITAL MASTER FUND, LTD., GLENVIEW INSTITUTIONAL PARTNERS, L.P., GLENVIEW OFFSHORE OPPORTUNITY MASTER FUND, LTD., GLENVIEW CAPITAL OPPORTUNITY FUND, L.P., GLENVIEW CAPITAL MANAGEMENT, LLC AND LARRY ROBBINS (COLLECTIVELY, “GLENVIEW”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF HEALTH MANAGEMENT ASSOCIATES, INC. (“HMA” OR “THE COMPANY”) IN CONNECTION WITH GLENVIEW’S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS FROM THE STOCKHOLDERS OF THE COMPANY, BY GLENVIEW AND OTHER PARTICIPANTS IN SUCH SOLICITATION (COLLECTIVELY, THE “PARTICIPANTS”) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE PRELIMINARY CONSENT STATEMENT FILED ON JUNE 25, 2013 WITH THE SEC AND IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, GLENVIEW WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST TO OKAPI PARTNERS LLC, TELEPHONE: (877) 869-0171.

Cautionary Statement Regarding Forward-Looking Statements

This presentation may include “forward-looking statements” that reflect current views of future events. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals are forward-looking. Glenview’s forward-looking statements are based on its current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, no person undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.